Exhibit 10.1

i

	10.4	Settlement of DSUs	16
	10.5	Other DSUs Provisions	17

11.	PROVISIONS APPLICABLE TO DIVIDEND EQUIVALENT RIGHTS		17

	11.1	Grant of Dividend Equivalent Rights	17
	11.2	Certain Terms	18
	11.3	Other Types of Dividend Equivalent Rights	18
	11.4	Deferral	18

12.	STOCK APPRECIATION RIGHTS		19

	12.1	General Requirements	19
	12.2	Tandem SARs	19
	12.3	Exercisability	19
	12.4	Value of SARs	19
	12.5	Form of Payment	19

13.	OTHER EQUITY-BASED AWARDS		20

14.	PERFORMANCE GOALS		20

15.	REPRICING AND BUYOUT OF OPTIONS/SARS		20

16.	HOLDING PERIOD REQUIREMENTS		20

17.	TAX WITHHOLDING		21

	17.1	In General	21
	17.2	Share Withholding	21
	17.3	Withholding Required	22

18.	REGULATIONS AND APPROVALS		22

19.	INTERPRETATION AND AMENDMENTS; OTHER RULES		23

20.	CHANGES IN CAPITAL STRUCTURE		23

21.	MISCELLANEOUS		24

	21.1	No Rights to Employment or Other Service	24
	21.2	Right of First Refusal; Right of Repurchase	24
	21.3	No Fiduciary Relationship	25
	21.4	Section 409A	25
	21.5	Claims Procedures	25
	21.6	No Fund Created	26
	21.7	Notices	26
	21.8	Exculpation and Indemnification	26

21.9	Captions	27
21.10	Governing Law	27

HILL INTERNATIONAL, INC.

2017 EQUITY COMPENSATION PLAN

1.                                      PURPOSE

The purpose of the Hill International, Inc. 2017 Equity Compensation Plan (the “Plan”) is to enable Hill International, Inc. (the “Company”) to attract, retain, motivate and provide additional incentive to certain directors, officers, employees, consultants and advisors, whose contributions are essential to the growth and success of the Company, by enabling them to participate in the long-term growth of the Company through stock ownership and equity-based incentives.  Awards under the Plan may be made in the form of Options (including Stock Appreciation Rights), Restricted Stock, Deferred Stock Units, Restricted Stock Units, Dividend Equivalent Rights and other forms of equity based Awards as contemplated herein.

2.                                      DEFINITIONS

As used in the Plan:

(a)                                 “Award” except where referring to a particular category of grant under the Plan, shall include Options, Restricted Stock, RSUs, DSUs, Dividend Equivalent Rights and other equity-based Awards as contemplated herein.

(b)                                 “Award Agreement” means a written agreement in a form approved by the Board, as provided in Section 4.  An Award Agreement may be, without limitation, an employment or other similar agreement containing provisions governing grants hereunder, if approved by the Board for use under the Plan.

(c)                                  “Board” means the Board of Directors of the Company.

(d)                                 “Cause” means the termination of a Participant’s employment, consulting or advisory relationship with the Company or the termination of a Participant’s membership on the Board because of the occurrence of any of the following events:

(i)                                     the Participant materially breaches any of his obligations as an employee or director of the Company;

(ii)                                  the Participant conducts his duties with respect to the Company in a manner that is improper or negligent; or

(iii)                               the Participant fails to perform his obligations faithfully as provided in any employment agreement executed between the Company and the Participant, engages in habitual drunkenness, drug abuse, or commits a felony, fraud or willful misconduct which has resulted, or is likely to result, in material damage to the Company, or as the Board in its sole discretion may determine.

(e)                                  “Change in Control” shall mean the occurrence of any of the following events:

(i)                                     Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(ii)                                  A majority of Board members are replaced during a two-year period by directors whose election is not endorsed by a majority of the Board members prior to the election; or

(iii)                               The consummation of a merger, reorganization, consolidation or similar transaction of the Company, with any other corporation, other than a merger, reorganization, consolidation or similar transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger, reorganization, consolidation or similar transaction; or

(iv)                              A dissolution or liquidation of the Company.

The definition of Change in Control under this Plan will be construed consistent with the definition of “Change in Control” as defined in Section 409A of Code, and the applicable Treasury Regulations, as amended from time to time.

(f)                                   “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(g)                                  “Committee” means the Compensation Committee of the Board (or any successor committee of the Board) or such other committee that is responsible for making recommendations to the Board (or for exercising authority delegated to it by the Board pursuant to Section 4 of the Plan, if any) with respect to the grant and terms of Awards under the Plan; provided, however, that (i) with respect to Awards to any employees who are officers of the Company or members of the Board for purposes of Section 16 of the Exchange Act, Committee means all of the members of the Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act, or any successor rule, (ii) with respect to Awards to any employees who are officers of the Company or members of the Board for purposes of Section 16 and who are intended to satisfy the requirements for “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto, Committee means all of the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code, and (iii) with respect to all Awards, the Committee shall be comprised of “independent” directors.

(h)                                 “Common Stock” means the common stock, $0.0001 par value per share, of the Company.

(i)                                     “Company” means Hill International, Inc., a Delaware corporation, and any present or future parent or subsidiary corporations (as defined in Section 424 of the Code) or any successor to such corporations.

(j)                                    “Covered Shares” means any shares acquired by a Participant subject to Section 16 of the Plan pursuant to an Award granted under this Plan, net of taxes and transaction costs. For these purposes, “taxes and transaction costs” include, without limitation: (i) shares retained by the Company to satisfy tax withholding requirements attributable to such Awards, and (ii) any taxes payable by such Participant related to Awards which are in excess of the Fair Market Value of the Shares withheld in accordance with clause (i).

(k)                                 “Deferred Stock Unit” or “DSU” means a deferred award of Shares that are subject to restrictions hereunder.

(l)                                     “Director” means a member of the Board.

(m)                             “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code.

(n)                                 “Dividend Equivalent Right” means a right awarded under Section 11 to receive (or have credited) the equivalent value of dividends paid on Common Stock.

(o)                                 “Eligible Person” means (i) an employee, Non-Employee Director, officer, advisor, consultant or other personnel of the Company or other person expected to provide services (of a type expressly approved by the Board as covered services for these purposes) to the Company or (ii) joint venture affiliates of the Company or other entities designated in the discretion of the Board, or officers, directors, employees, members, or managers of the foregoing.  In the case of grants directly or indirectly to employees of entities described in clause (ii) of the foregoing sentence, the Board may make arrangements with such entities as it may consider appropriate in its discretion, in light of tax and other considerations.

(p)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)                                 “Fair Market Value”, with respect to Common Stock, shall be determined as follows:

(i)  If the Common Stock is at the time listed on any stock exchange or the Nasdaq National Market or the Nasdaq SmallCap Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange or the Nasdaq Market determined by the Board to be the primary market for the Common Stock, as such price is officially reported on such exchange or market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)  If the Common Stock is at the time traded on the Over-The-Counter Bulletin Board (“OTCBB”), then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is quoted on the OTCBB or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair

Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)  If the Common Stock is not listed or traded on any stock exchange or Nasdaq System or the OTCBB, the Fair Market Value shall be determined by the Board in good faith and in the manner established by the Board from time to time using a reasonable valuation method.

(r)                                    “Grantee” means an Eligible Person granted Restricted Stock, RSUs, DSUs, Dividend Equivalent Rights, SARs or such other equity-based Awards (other than an Option) as may be granted.

(s)                                   “Incentive Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under the Plan which is designated as such or is otherwise intended to meet the requirements of Section 422 of the Code or any successor provision.

(t)                                    “Non-Employee Director” means a member of the Board who is not an employee of the Company.

(u)                                 “Non-Qualified Stock Option” means an option to purchase shares of Common Stock granted to a Participant under the Plan which is designated as such or is otherwise not intended to be an Incentive Stock Option.

(v)                                 “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(w)                               “Optionee” means an Eligible Person to whom an Option is granted, or the Successors of the Optionee, as the context so requires.

(x)                                 “Option Price” means the price per Share, determined by the Board or the Committee, at which an Option may be exercised.

(y)                                 “Participant” means an eligible person selected by the Board to receive an Award under the Plan.

(z)                                  “Performance Goals” means the factors selected by the Board and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or subsidiary, either individually, alternatively, or in any combination, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the Performance Goals established by the Board with respect to applicable Awards have been satisfied.  Performance Goals may include (but are not limited to) one or more of the following: (i) earnings per Share, (ii) revenues, (iii) cash flow, (iv) cash flow from operations, (v) total stockholder return, (vi) the Company’s stock price, (vii) return on assets, (viii) return on investment, (ix) return on capital, (x) return on equity, (xi) economic value added, (xii) profit (which may include gross, net or operating), (xiii) margin (which may include gross, contribution or net), (xiv) earnings (which may include earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, earnings before taxes, and net earnings), (xv) earnings per Share, (xvi) measures of earnings or profit as a percentage of revenue, (xvii) contract awards or backlog, (xviii) overhead or other expense reduction, (xix) market share, (xx) change in the Fair Market Value of the Shares, (xxi) individual confidential business objectives,

(xxii) strategic plan development and implementation, (xxiii) attainment of objective operating goals and employee metrics, (xxiv) any other metric that is capable of measurement by the Committee, and (xxv) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.  Performance Goals may differ for Awards granted to any one Participant or to different Participants.

(aa)                          “Plan” means the Hill International, Inc. 2017 Equity Compensation Plan.

(bb)                          “Restricted Stock” means an award of Shares that are subject to restrictions hereunder.

(cc)                            “Restricted Stock Unit” or “RSU” means a right, pursuant to the Plan, of the Grantee to payment of the RSU Value.

(dd)                          “RSU Value,” per RSU, means the Fair Market Value of a Share or, if so provided by the Board, such Fair Market Value to the extent in excess of a base value established by the Board at the time of grant.

(ee)                            “Securities Act” means the Securities Act of 1933, as amended.

(ff)                              “Settlement Date” means the date determined under Section 9.4(c).

(gg)                            “Shares” means shares of Common Stock of the Company.

(hh)                          “Stock Appreciation Right” or “SAR” means a stock appreciation right with respect to a share of Common Stock.

(ii)                                  “Successor of the Optionee” means the legal representative of the estate of a deceased Optionee or the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or by reason of the death of the Optionee.

(jj)                                “Termination of Service” means a Participant’s termination of employment or other service (as a Director, consultant or otherwise), as applicable, with the Company.  For purposes of the Plan, the following events shall not be deemed a Termination of Service of a Participant: (i) a transfer to the employment of the Company from a subsidiary or from the Company to a subsidiary, or from one subsidiary to another, or (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Board or the Company otherwise so provides in writing.  For purposes of the Plan, employees of a subsidiary of the Company shall be deemed to have terminated their employment on the date on which such subsidiary ceases to be a subsidiary of the Company.

3.                                      EFFECTIVE DATE AND TERMINATION OF PLAN

The effective date of the Plan is June 27, 2017, the date of the approval of the Plan by the stockholders of the Company.  The Plan shall terminate on, and no Award shall be granted hereunder on or after, the 10-year anniversary of the effective date; provided, however, that the Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be granted without shareholder approval if such approval is necessary to comply with any applicable tax laws or regulatory requirement.  Notwithstanding the foregoing, a termination of the Plan that occurs after an Award is made shall not materially impair the rights of a Participant unless the Participant consents.  The termination of the Plan shall not impair the power and authority of the Board with respect to an outstanding Award.

4.                                      ADMINISTRATION OF PLAN

(a)                                 The Plan shall be administered by the Board. Among other things, the Board shall have authority, subject to the terms of the Plan including, without limitation, the provisions governing participation in the Plan, to grant Awards, to determine the individuals to whom and the time or times at which Awards may be granted and to determine the terms and conditions of any Award granted hereunder. Subject to paragraph (d) of this Section 4, the Board may solicit the recommendations of the Committee with respect to any of the foregoing, but shall not be bound to follow any such recommendations.

(b)                                 Subject to the provisions of this Plan, the Board shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award and to decide all disputes arising in connection with the Plan. The Board’s decision and interpretations shall be final and binding. Any action of the Board with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

(c)                                  The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. The Board shall keep minutes of its actions under the Plan.

(d)                                 The Board shall have the authority to delegate all or any portion of the authority granted to it (consistent with applicable law) under this Section 4 or elsewhere under the Plan to the Committee. If such authority is so delegated by Board, the Committee shall have such rights and authority to make determinations and administer the Plan as are specified in the delegation of authority. To the extent that the Board delegates its authority as provided by this Section 4(d), all references in the Plan to the Board’s authority to grant Awards and make determinations with respect thereto shall be deemed to include the Committee

(e)                                  The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Board.  In the event that any Award Agreement or other agreement hereunder provides (without regard to this sentence) for the obligation of the Company to purchase or repurchase Shares from a Participant or any other person, then, notwithstanding the provisions of the Award Agreement or such other agreement, such obligation shall not apply to the extent that the purchase or repurchase would not be permitted under applicable law.  The Participant shall take whatever additional actions and execute whatever additional documents the Board may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement.

5.                                      ELIGIBILITY

All officers, employees, consultants and advisors of the Company who are from time to time responsible for the management, growth and protection of the business of the Company, and all directors of the Company, shall be eligible to participate in the Plan. The Participants under the Plan shall be selected from time to time by the Board, in its sole discretion, from among those eligible, and the Board shall determine in its sole discretion the numbers of shares to be covered by the Award or Awards granted to each Participant.  Options intended to qualify as Incentive Stock Options shall be granted only to key employees while actually employed by the Company.  Non-Employee Directors, consultants and advisors shall not be entitled to receive Incentive Stock Options under the Plan.

6.                                      SHARES AND UNITS SUBJECT TO THE PLAN

6.1                               In General.

(a)                                 Subject to adjustments as provided in Section 18, the total number of Shares subject to Awards granted under the Plan (including securities convertible into or exchangeable for Shares), in the aggregate, may not exceed 4,250,000 Shares, each of which may be issued as Incentive Stock Options.  The maximum number of Shares that may underlie Options granted in any calendar year to any Eligible Person other than any Non-Employee Director, shall not exceed 2,500,000 Shares.  The maximum number of Shares that may underlie Awards, other than Options, granted in any calendar year to any Eligible Person other than any Non-Employee Director, shall not exceed 1,000,000 Shares.  Awards granted to a Non-Employee Director in any calendar year shall not exceed a value of Three Hundred Thousand Dollars ($300,000) as calculated on the date an Award is granted.  Shares of Common Stock issued under the Plan may consist in whole or in part of authorized and unissued shares, shares purchased in the open market or otherwise, treasury shares, or any combination thereof, as the Board may from time to time determine.

(b)                                 Any Shares that have been granted as Restricted Stock or that have been reserved for distribution in payment for Options, RSUs, DSUs or other equity-based Awards but are later forfeited or for any other reason are not payable under the Plan shall again be available for grant under the Plan.  For purposes of clarification, (i) any Shares that are tendered as payment or withheld to cover taxes due on an Award shall not again be available for grant under the Plan, (ii) any Shares that are repurchased by the Company using Option exercise proceeds shall not again be available for grant under the Plan and (iii) stock-settled SARs shall be counted against the share reserve set forth in Section 6.1(a) above on a gross basis, regardless of the number of Shares issued to settle the Award.

(c)                                  Shares subject to Dividend Equivalent Rights, other than Dividend Equivalent Rights based directly on the dividends payable with respect to Shares subject to Options or the dividends payable on a number of Shares corresponding to the number of RSUs or DSUs awarded, shall be subject to the limitation of Section 6.1(a). Notwithstanding Section 6.1(a), except in the case of Awards intended to qualify for relief from the limitations of

Section 162(m) of the Code, there shall be no limit on the number of RSUs or Dividend Equivalent Rights to the extent they are paid out in cash that may be granted under the Plan.  If any RSUs, Dividend Equivalent Rights or other equity-based Awards under Section 13 are paid out in cash, then, notwithstanding the first sentence of Section 6.1(a) above (but subject to the second sentence thereof) the underlying Shares may again be made the subject of Awards under the Plan.  Notwithstanding the foregoing or any provision of this Plan, no dividends or Dividend Equivalent Rights shall be paid on unvested Awards under the Plan.  Subject to the terms of an individual Award Agreement and in the discretion of the Board, dividends or Dividend Equivalent Rights may be accrued during the applicable vesting period and become payable upon the vesting of the Award.

(d)                                 The certificates for Shares issued hereunder may include any legend which the Board deems appropriate to reflect any rights of first refusal or restrictions on transfer hereunder or under the Award Agreement, or as the Board may otherwise deem appropriate.

(e)                                  In the event that the Board determines, in its sole discretion, that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, stock split, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted under the Plan to Participants, the Board shall have the right to adjust equitably any or all of (i) the number of shares of Common Stock in respect of which Awards may be granted under the Plan to Participants, (ii) the number and kind of shares subject to outstanding Awards held by Participants, and (iii) the exercise price with respect to any Awards held by Participants, and if considered appropriate, the Board may make provision for a cash payment with respect to any outstanding Awards held by a Participant, provided that the number of shares subject to any Award shall always be a whole number.

(f)                                   Awards granted under the Plan shall be subject to a one-year minimum vesting requirement.  Notwithstanding the foregoing, and subject to adjustments as provided in Section 18, Awards which are not subject to the one-year minimum vesting requirement set forth in this Section 6.1(f) may be granted to an individual as an inducement to be hired as an employee of the Company, provided that the total number of Shares available to be granted or underlying such Awards pursuant to this sentence shall be less than 212,458 Shares.  Except as otherwise permitted in the Plan, the requirements of this Section 6.1(f) may not be overridden by Board discretion or in an individual Grantee’s or Optionee’s Award Agreement.

7.                                      PROVISIONS APPLICABLE TO OPTIONS

7.1                               Grant of Option.

Subject to the other terms of the Plan, the Board may, in its discretion as reflected by the terms of the applicable Award Agreement:  (i) determine and designate from time to time those Eligible Persons to whom Options are to be granted and the number of Shares to be optioned to each Eligible Person; (ii) determine whether to grant Options intended to be Incentive Stock Options, or to grant Non-Qualified Stock Options, or both; provided that Incentive Stock Options may only be granted to key employees of the Company; (iii) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; (iv) designate each Option as one intended to be an Incentive Stock Option or as a Non-Qualified Stock Option; and (v) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.  Notwithstanding anything to the contrary in this Plan, to the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

7.2                               Option Price.

The Option Price shall be determined by the Board on the date the Option is granted and reflected in the Award Agreement, as the same may be amended from time to time.  Any particular Award Agreement may provide for different Option Prices for specified amounts of Shares subject to the Option; provided that the Option Price shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted.

7.3                               Period of Option and Vesting.

(a)                                 Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the tenth (10th) anniversary of the date of grant or shall have such other term as is set forth in the applicable Award Agreement.  The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

(b)                                 Each Option, to the extent that the Optionee has not had a Termination of Service and the Option has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable according to the terms and conditions set forth in the Award Agreement, as determined by the Board at the time of grant.  Unless otherwise provided in the Plan or the Award Agreement, no Option (or portion thereof) shall ever be exercisable if the Optionee has a Termination of Service before the time at which such Option (or portion thereof) would otherwise have become exercisable, and any Option that would otherwise become exercisable after such Termination of Service shall not become exercisable and shall be forfeited upon such termination.  Notwithstanding the foregoing provisions of this Section 7.3(b), Options exercisable pursuant to the schedule set forth by the Board at the time of the grant may be fully or more rapidly exercisable or otherwise vested in the discretion of the Board upon the occurrence of a Change in Control or an individual Optionee’s death or Disability, provided that vesting will not be automatically accelerated upon the sole occurrence of a Change in Control (without a Termination of Service following thereafter).  Upon and after the death of an Optionee, such Optionee’s Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Optionee’s death, may be exercised by the Successors of the Optionee.  Subject to the provisions of an Optionee’s Award Agreement, as determined in the discretion of the Board, in the event of a Change in Control (and subject to the requirement that a Termination of Service follows thereafter), an Optionee’s Options shall be fully vested and exercisable.

7.4                               Exercisability Upon and After Termination of Optionee.

(a)                                 Subject to provisions of the Award Agreement, if an Optionee has a Termination of Service other than by the Company for Cause, or other than by reason of death or

Disability, then no exercise of an Option may occur after the expiration of the three-month period to follow the termination, or if earlier, the expiration of the term of the Option as provided under Section 7.3(a); provided that, if the Optionee should die after the Termination of Service, but while the Option is still in effect, the Option (if and to the extent otherwise exercisable by the Optionee at the time of death) may be exercised until the earlier of (i) twelve (12) months from the date of the Termination of Service of the Optionee, or (ii) the date on which the term of the Option expires in accordance with Section 7.3(a).

(b)                                 Subject to provisions of the Award Agreement, in the event the Optionee has a Termination of Service on account of death or Disability, the Option (whether or not otherwise exercisable) may be exercised until the earlier of (i) twelve (12) months from the date of the Termination of Service of the Optionee, or (ii) the date on which the term of the Option expires in accordance with Section 7.3.

(c)                                  Notwithstanding any other provision hereof, unless otherwise provided in the Award Agreement, if the Optionee has a Termination of Service for Cause, the Optionee’s Options, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith.

7.5                               Exercise of Options.

(a)                                 Subject to vesting, restrictions on exercisability and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Option Price made, by an Optionee only by written notice (in the form prescribed by the Board) to the Company or its designee specifying the number of Shares to be purchased.

(b)                                 Without limiting the scope of the Board’s discretion hereunder, the Board may impose such other restrictions on the exercise of Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

7.6                               Payment.

(a)                                 The Board shall determine whether Options are settled in whole or in part in cash, Common Stock, other securities of the Company, or other property, and may, in its discretion, permit “cashless exercises” pursuant to such procedures as may be established by the Board.

(b)                                 No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Board at or after the grant of the Option, by delivery of shares of Common Stock owned by the Participant valued at their Fair Market Value on the date of delivery, or such other lawful consideration as the Board may in its sole discretion determine.

(c)                                  The Board may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option.

(d)                                 The Board may provide that no Option may be exercised with respect to any fractional Share.  Any fractional Shares resulting from an Optionee’s exercise that is accepted by the Company shall in the discretion of the Board be paid in cash.

7.7                               Exercise by Successors.

An Option may be exercised, and payment in full of the aggregate Option Price made, by the Successors of the Optionee only by written notice (in the form prescribed by the Board) to the Company specifying the number of Shares to be purchased.  Such notice shall state that the aggregate Option Price will be paid in full, or that the Option will be exercised as otherwise provided hereunder, in the discretion of the Company or the Board, if and as applicable.

7.8                               Nontransferability of Option.

Each Option granted under the Plan shall be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Optionee is domiciled at the time of his death; provided, however, that the Board may (but need not) permit other transfers, where the Board concludes that such transferability (i) does not result in accelerated U.S. federal income taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Section 422(b) of the Code, (iii) complies with applicable law, including securities laws, and (iv) is otherwise appropriate and desirable. In no event may an Option be transferred by an Optionee for consideration without the prior approval of the Company’s stockholders.

7.9                               Certain Incentive Stock Option Provisions.

(a)                                 In no event may an Incentive Stock Option be granted other than to employees of the Company or a “subsidiary corporation” or a “parent corporation,” as each is defined in Section 424(f) of the Code, with respect to the Company.  The aggregate Fair Market Value, determined as of the date an Option is granted, of the Common Stock for which any Optionee may be awarded Incentive Stock Options which are first exercisable by the Optionee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000.  To the extent the $100,000 limit referred to in the preceding sentence is exceeded, an Option will be treated as a Non-Qualified Stock Option.

(b)                                 If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Optionee prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Optionee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Optionee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company thereupon has a tax-withholding obligation, shall pay to the Company an amount equal to any withholding tax the Company is required to pay as a result of the disqualifying disposition.

(c)                                  The Option Price with respect to each Incentive Stock Option shall not be less than 100%, or 110% in the case of an individual described in Section 422(b)(6) of the Code

(relating to certain 10% owners), of the Fair Market Value of a Share on the day the Option is granted.  Also, in the case of such an individual who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant.

8.                                      PROVISIONS APPLICABLE TO RESTRICTED STOCK

8.1                               Grant of Restricted Stock.

(a)                                 In connection with the grant of Restricted Stock, whether or not Performance Goals (as provided for under Section 14) apply thereto, the Board shall establish one or more vesting periods with respect to the shares of Restricted Stock granted, the length of which shall be determined in the discretion of the Board.  Subject to the provisions of this Section 8, the applicable Award Agreement and the other provisions of the Plan, restrictions on Restricted Stock shall lapse if the Grantee satisfies all applicable employment or other service requirements through the end of the applicable vesting period.

(b)                                 Subject to the other terms of the Plan, the Board may, in its discretion as reflected by the terms of the applicable Award Agreement:  (i) authorize the granting of Restricted Stock to Eligible Persons; (ii) provide a specified purchase price for the Restricted Stock (whether or not the payment of a purchase price is required by any state law applicable to the Company); (iii) determine the restrictions applicable to Restricted Stock (with the accelerated lapsing of such restrictions limited to the occurrence of a Change in Control or an individual Grantee’s death or Disability, provided that vesting will not be automatically accelerated upon the sole occurrence of a Change in Control (without a Termination of Service following thereafter)) and (iv) determine or impose other conditions, including any applicable Performance Goals, to the grant of Restricted Stock under the Plan as it may deem appropriate.

8.2                               Certificates/Book Entry.

(a)                                 Unless otherwise provided by the Board, a “book entry” (by computerized or manual entry) shall be made in the records of the Company (or, if applicable, the Company’s transfer agent) to evidence an award of Shares of Restricted Stock.

(b)                                 If the Shares of Restricted Stock are not evidenced in “book entry” form in accordance with Section 8.2(a), each Grantee of Restricted Stock shall be issued a stock certificate in respect of Shares of Restricted Stock awarded under the Plan.  Each such certificate shall be registered in the name of the Grantee.  Without limiting the generality of Section 6.1(c), the certificates for Shares of Restricted Stock issued hereunder may include any legend which the Board deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Board may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE HILL INTERNATIONAL, INC. 2017 EQUITY COMPENSATION PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED

OWNER AND HILL INTERNATIONAL, INC.  COPIES OF SUCH PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICES OF HILL INTERNATIONAL, INC.

(c)                                  The Board shall require that any stock certificates evidencing such Shares be held in custody by the Company or its designee until the restrictions hereunder shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Board may require that the Grantee deliver to the Company or its designee a stock power, endorsed in blank, relating to the stock covered by such Award.  If and when such restrictions so lapse, the stock certificates shall be delivered by the Company to the Grantee or his or her designee as provided in Section 8.3 (and if applicable, the stock power shall cease to be of effect).

8.3                               Restrictions and Conditions.

Unless otherwise provided by the Board, the Shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a)                                 Subject to the provisions of the Plan and the Award Agreements, during a period commencing with the date of such Award and ending on the date the period of forfeiture with respect to such Shares lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Shares of Restricted Stock awarded under the Plan (or have such Shares attached or garnished).  Subject to the provisions of the Award Agreements and clause (c) below, the period of forfeiture with respect to Shares granted hereunder shall lapse as provided in the applicable Award Agreement.  Notwithstanding the foregoing, unless otherwise expressly provided by the Board, the period of forfeiture with respect to such Shares shall only lapse as to whole Shares.

(b)                                 Except as provided in the foregoing clause (a), below in this clause (b) or as otherwise provided in the applicable Award Agreement, the Grantee shall have, in respect of the Shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares and the right to receive any cash dividends as and when such dividends are declared and paid by the Company (or as soon as practicable thereafter); provided, however, that cash dividends on such Shares shall, unless otherwise provided by the Board, be held by the Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and forfeited if the underlying Shares are forfeited), and paid over to the Grantee (without interest) as soon as practicable after such period lapses (if not forfeited). Certificates for Shares (not subject to restrictions) shall be delivered to the Grantee or his or her designee promptly after, and only after, the period of forfeiture shall lapse without forfeiture in respect of such Shares of Restricted Stock.

(c)                                  Except as otherwise provided in the applicable Award Agreement, and subject to clause (d) below, if the Grantee has a Termination of Service by the Company for Cause, or by the Grantee for any reason during the applicable period of forfeiture, then (i) all Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee, and (ii) the Company shall pay to the Grantee as soon as practicable (and in no event more than 30 days) after such termination an amount, equal to the lesser of (A) the amount paid by the Grantee for such forfeited Restricted Stock as contemplated by Section 8.1, and (B) the Fair Market Value on the date of termination of the forfeited Restricted Stock.

(d)                                 Subject to the provisions of the Award Agreement, in the event the Grantee has a Termination of Service on account of death or Disability, or in the event of a Change in Control (subject to the requirement that a Termination of Service follows thereafter), during the applicable period of forfeiture, then restrictions under the Plan will immediately lapse on all Restricted Stock granted to the applicable Grantee.

9.                                      PROVISIONS APPLICABLE TO RESTRICTED STOCK UNITS

9.1                               Grant of RSUs.

Subject to the other terms of the Plan, the Board may, in its discretion as reflected by the terms of the applicable Award Agreement:  (a) authorize the granting of RSUs to Eligible Persons and (b) determine or impose other conditions to the grant of RSUs under the Plan as it may deem appropriate.

9.2                               Term.

The Board may provide in an Award Agreement that any particular RSU shall expire at the end of a specified term.

9.3                               Vesting.

RSUs shall vest as provided in the applicable Award Agreement; provided that such applicable Award Agreement shall limit the ability of the Board to accelerate vesting to the occurrence of a Change in Control (and subject to the requirement that a Termination of Service follows thereafter) or an individual Grantee’s death or Disability.

9.4                               Settlement of RSUs.

(a)                                 Each vested and outstanding RSU shall be settled by the transfer to the Grantee of one Share; provided that, the Board at the time of grant (or, in the appropriate case, as determined by the Board, thereafter) may provide that, after consideration of possible accounting issues, an RSU may be settled (i) in cash at the applicable RSU Value, (ii) in cash or by transfer of Shares as elected by the Grantee in accordance with procedures established by the Board or (iii) in cash or by transfer of Shares as elected by the Company.

(b)                                 Payment (whether of cash or Shares) in respect of RSUs shall be made in a single sum by the Company; provided that, with respect to RSUs of a Grantee which have a common Settlement Date, the Board may permit the Grantee to elect in accordance with procedures established by the Board (taking into account, without limitation, Section 409A of the Code, as the Board may deem appropriate) to receive installment payments over a period not to exceed 10 years, rather than a single-sum payment.

(c)                                  Unless otherwise provided in the applicable Award Agreement, the “Settlement Date” with respect to an RSU is the first day of the month to follow the date on which the RSU vests; provided that a Grantee may elect, in accordance with procedures to be established by the Board, that such Settlement Date will be deferred as elected by the Grantee to the first day of the month to follow the Grantee’s Termination of Service, or such other time as may be permitted by the Board.  Unless otherwise determined by the Board, elections under this

Section 9.4(c) must, except as may otherwise be permitted under the rules applicable under Section 409A of the Code, (A) be effective at least one year after they are made, or, in the case of payments to commence at a specific time, be made at least one year before the first scheduled payment and (B) defer the commencement of distributions (and each affected distribution) for at least five years.

(i)                                     Notwithstanding any other provision of this Section 9.4(c), the Board may provide that distributions of RSUs can be elected at any time in those cases in which the RSU Value is determined by reference to Fair Market Value to the extent in excess of a base value, rather than by reference to unreduced Fair Market Value.

(ii)                                  Notwithstanding the foregoing, and unless otherwise provided in the applicable Award Agreement, the Settlement Date, if not earlier pursuant to this Section 9.4(c), is the date of the Grantee’s death.

(d)                                 Notwithstanding the other provisions of this Section 9, and unless otherwise provided in the applicable Award Agreement, in the event of a Change in Control occurs and a Termination of Service follows thereafter, the Settlement Date shall be the date of such Termination of Service and all amounts due with respect to RSUs to a Grantee hereunder shall be paid as soon as practicable (but in no event more than 30 days) after such Termination of Service, unless such Grantee elects otherwise in accordance with procedures established by the Board.

9.5                               Other RSUs Provisions.

(a)                                 Rights to payments with respect to RSUs granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on any right to payments or other benefits payable hereunder, shall be void.

(b)                                 A Grantee may designate in writing, on forms to be prescribed by the Board, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time.  If no beneficiary designation is in effect at the time of a Grantee’s death, payments hereunder (if any) shall be made to the Grantee’s estate.  If a Grantee with a vested RSU dies, such RSU shall be settled and the RSU Value in respect of such RSUs paid, and any payments deferred pursuant to an election under Section 9.4(c) shall be accelerated and paid, as soon as practicable (but no later than 60 days) after the date of death to such Grantee’s beneficiary or estate, as applicable.

(c)                                  The Board may establish a program under which distributions with respect to RSUs may be deferred for periods in addition to those otherwise contemplated by foregoing provisions of this Section 9.  Such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Board, provisions under which Participants may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Board.

(d)                                 Notwithstanding any other provision of this Section 9, any fractional RSU will be paid out in cash at the RSU Value as of the Settlement Date.

(e)                                  No RSU shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company.  Except as may be provided in accordance with Section 11, no provision of the Plan shall be interpreted to confer upon any Grantee any voting, dividend or derivative or other similar rights with respect to any RSU.

10.                               PROVISIONS APPLICABLE TO DEFERRED STOCK UNITS

10.1                        Grant of DSUs.

Subject to the other terms of the Plan, the Board may, in its discretion as reflected by the terms of the applicable Award Agreement:  (a) authorize the granting of DSUs to Eligible Persons and (b) determine or impose other conditions to the grant of DSUs under the Plan as it may deem appropriate.

10.2                        Term.

The Board may provide in an Award Agreement that any particular DSU shall expire at the end of a specified term.

10.3                        Vesting.

DSUs shall vest as provided in the applicable Award Agreement; provided that such applicable Award Agreement shall limit the ability of the Board to accelerate vesting to the occurrence of a Change in Control (and subject to the requirement that a Termination of Service follows thereafter) or an individual Grantee’s death or Disability.

10.4                        Settlement of DSUs.

(a)                                 Each vested and outstanding DSU shall be settled by the transfer to the Grantee of one Share.

(b)                                 Payment in respect of DSUs shall be made in a single sum by the Company; provided that, with respect to DSUs of a Grantee which have a common Settlement Date, the Board may permit the Grantee to elect in accordance with procedures established by the Board (taking into account, without limitation, Section 409A of the Code, as the Board may deem appropriate) to receive installment payments over a period not to exceed 10 years, rather than a single-sum payment.

(c)                                  Unless otherwise provided in the applicable Award Agreement, the “Settlement Date” with respect to a DSU is the first day of the month to follow the Grantee’s Termination of Service; provided that a Grantee may elect, in accordance with procedures to be established by the Board, that such Settlement Date will be deferred as elected by the Grantee to such later time as may be permitted by the Board.  Unless otherwise determined by the Board, elections under this Section 10.4(c) must, except as may otherwise be permitted under the rules applicable under Section 409A of the Code, (A) be effective at least one year after they are made, or, in the case of payments to commence at a specific time, be made at least one year before the first scheduled payment and (B) defer the commencement of distributions (and each affected distribution) for at least five years.  Notwithstanding the foregoing, and unless otherwise provided in the applicable Award Agreement, the Settlement Date, if not earlier pursuant to this Section 10.4(c), is the date of the Grantee’s death.

(d)                                 Notwithstanding the other provisions of this Section 10, and unless otherwise provided in the applicable Award Agreement, in the event of a Change in Control occurs and a Termination of Service follows thereafter, the Settlement Date shall be the date of such Termination of Service and all amounts due with respect to DSUs to a Grantee hereunder shall be paid as soon as practicable (but in no event more than 30 days) after such Termination of Service, unless such Grantee elects otherwise in accordance with procedures established by the Board.

10.5                        Other DSUs Provisions.

(a)                                 Rights to payments with respect to DSUs granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on any right to payments or other benefits payable hereunder, shall be void.

(b)                                 A Grantee may designate in writing, on forms to be prescribed by the Board, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time.  If no beneficiary designation is in effect at the time of a Grantee’s death, payments hereunder (if any) shall be made to the Grantee’s estate.  If a Grantee with a vested DSU dies, such DSU shall be settled and paid, and any payments deferred pursuant to an election under Section 10.4(c) shall be accelerated and paid, as soon as practicable (but no later than 60 days) after the date of death to such Grantee’s beneficiary or estate, as applicable.

(c)                                  The Board may establish a program under which distributions with respect to DSUs may be deferred for periods in addition to those otherwise contemplated by foregoing provisions of this Section 10.

(d)                                 No DSU shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company.  Except as may be provided in accordance with Section 11, no provision of the Plan shall be interpreted to confer upon any Grantee any voting, dividend or derivative or other similar rights with respect to any DSU.

11.                               PROVISIONS APPLICABLE TO DIVIDEND EQUIVALENT RIGHTS

11.1                        Grant of Dividend Equivalent Rights.

Subject to the other terms of the Plan, the Board may, in its discretion as reflected by the terms of the Award Agreements, authorize the granting of Dividend Equivalent Rights to Eligible Persons based on the regular cash dividends declared on Common Stock, to be credited as of the dividend payment dates, during the period between the date an Award is granted, and the date such Award is exercised, vests or expires, as determined by the Board.  Such Dividend

Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitation as may be determined by the Board.  With respect to Dividend Equivalent Rights granted with respect to Options intended to be qualified performance-based compensation for purposes of Section 162(m) of the Code, such Dividend Equivalent Rights shall be payable regardless of whether such Option is exercised.  If a Dividend Equivalent Right is granted in respect of another Award hereunder, then, unless otherwise stated in the Award Agreement, in no event shall the Dividend Equivalent Right be in effect for a period beyond the time during which the applicable portion of the underlying Award is in effect.

11.2                        Certain Terms.

(a)                                 The term of a Dividend Equivalent Right shall be set by the Board in its discretion.

(b)                                 Unless otherwise determined by the Board, except as contemplated by Section 11.4, a Dividend Equivalent Right is exercisable or payable only while the Participant is an Eligible Person.

(c)                                  Payment of the amount determined in accordance with Section 11.1 shall be in cash, in Common Stock or a combination of the two, as determined by the Board.

(d)                                 The Board may impose such employment-related conditions on the grant of a Dividend Equivalent Right as it deems appropriate in its discretion.

11.3                        Other Types of Dividend Equivalent Rights.

The Board may establish a program under which Dividend Equivalent Rights of a type whether or not described in the foregoing provisions of this Section 11 may be granted to Participants.  For example, and without limitation, the Board may grant a dividend equivalent right in respect of each Share subject to an Option or with respect to an RSU, which right would consist of the right (subject to Section 11.4) to receive a cash payment in an amount equal to the dividend distributions paid on a Share from time to time.

11.4                        Deferral.

The Board may establish a program (taking into account, without limitation, the possible application of Section 409A of the Code, as the Board may deem appropriate) under which Participants (i) will have RSUs credited, subject to the terms of Sections 9.4 and 9.5 as though directly applicable with respect thereto, upon the granting of Dividend Equivalent Rights, or (ii) will have payments with respect to Dividend Equivalent Rights deferred.  In the case of the foregoing clause (ii), such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Board, provisions under which Participants may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Board.

12.                               STOCK APPRECIATION RIGHTS

12.1                        General Requirements.

The Board may grant SARs to Eligible Persons separately or in tandem with any Option (for all or a portion of the applicable Option).  Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option.  The Board shall establish the base amount of the SAR at the time the SAR is granted.  The base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, an amount equal to or greater than the Fair Market Value of a share of Common Stock as of the date of Grant of the SAR.

12.2                        Tandem SARs.

In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Common Stock that the Grantee may purchase upon the exercise of the related Option during such period.  Upon the exercise of an Option, the SARs relating to the Common Stock covered by such exercise shall terminate.  Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Common Stock.

12.3                        Exercisability.

A SAR shall be exercisable during the period specified by the Board in the Award Agreement and shall be subject to such vesting and other restrictions as may be specified in the Award Agreement.  The Board may accelerate the exercisability of any or all outstanding SARs solely upon the occurrence of a Change in Control or an individual Grantee’s death or Disability, provided that exercisability will not be automatically accelerated upon the sole occurrence of a Change in Control (without a Termination of Service following thereafter).  SARs may only be exercised while the Grantee is employed by, or providing service to, the Company or during the applicable period after termination of employment or service as described in Section 7.4 above.  A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

12.4                        Value of SARs.

When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised.  The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in Section 12.1.

12.5                        Form of Payment.

The appreciation in an SAR shall be paid in shares of Common Stock, cash or any combination of the foregoing, as the Board shall determine.  For purposes of calculating the number of shares of Common Stock to be received, shares of Common Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

13.                               OTHER EQUITY-BASED AWARDS

The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Common Stock, and the grant of phantom stock to a Grantee.

14.                               PERFORMANCE GOALS

The Board may, in its discretion, including in the case of Awards intended to qualify for an exception from the limitation imposed by Section 162(m) of the Code, (i) establish one or more Performance Goals as a precondition to the issuance or vesting of Awards, and (ii) provide, in connection with the establishment of the Performance Goals, for predetermined Awards to those Participants (who continue to meet all applicable eligibility requirements) with respect to whom the applicable Performance Goals are satisfied. The Performance Goals shall be established in a timely fashion such that they are considered preestablished for purposes of the rules governing performance-based compensation under Section 162(m) of the Code.  Prior to the award or vesting, as applicable, of affected Awards hereunder, the Board shall have certified that any applicable Performance Goals, and other material terms of the Award, have been satisfied.  Performance Goals which do not satisfy the foregoing provisions of this Section 14 may be established by the Board with respect to Awards not intended to qualify for an exception from the limitations imposed by Section 162(m) of the Code.  Notwithstanding anything to the contrary in this Plan, in the event of a Change in Control, the Board may determine to vest performance-based Awards granted under the Plan in an amount no greater than the pro-rata portion of such Award (as based on the number of days elapsed from the first date of the performance period through the date of such Change in Control over the total number of days in the performance period).

15.                               REPRICING AND BUYOUT OF OPTIONS/SARs

Without prior stockholder approval, the Board may not (a) reprice Options or SARs or (b) pay cash or issue new Options or SARs in exchange for the surrender and cancellation of any, or all, of a Participant’s outstanding Options or SARs.

16.                               HOLDING PERIOD REQUIREMENTS

Each Participant whose current position with the Company is classified in the chart below and who receives an Award hereunder shall be required to: (a) maintain direct ownership of all Covered Shares up to the base salary/annual cash retainer multiplier level applicable to such Participant specified in the chart below, (b) not dispose of any Covered Shares until reaching the base salary/annual cash retainer multiplier level applicable to such Participant specified in the chart below, and (c) after achieving the applicable base salary/annual cash retainer multiplier level applicable to such Participant specified in the chart below, only dispose of Covered Shares in excess of such multiplier level.  Satisfaction of the applicable base salary/annual cash retainer level shall be based upon the Fair Market Value of the Covered Shares.

Title	Multiplier of Current Base Salary or Annual Cash Retainer (as applicable)
Directors	3x
CEO	6x
COO & CFO	2x
Other Executive Officers	1x

17.                               TAX WITHHOLDING

17.1                        In General.

The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Board to be required by law.  Without limiting the generality of the foregoing, the Board may, in its discretion, require the Participant to pay to the Company at such time as the Board determines the amount that the Board deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of (a) the exercise of any Option, (b) the lapsing of any restrictions applicable to any Restricted Stock, (c) the receipt of a distribution in respect of RSUs, DSUs or Dividend Equivalent Rights or (d) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code).

17.2                        Share Withholding.

(a)                                 Upon exercise of an Option, the Optionee may, if approved by the Company in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes.  In the event that the Optionee makes, and the Company permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes.  Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Company may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.

(b)                                 Upon lapsing of restrictions on Restricted Stock (or other income-recognition event), the Grantee may, if approved by the Company in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for such withholding taxes.  In the event that the Grantee makes, and the Company permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes.

(c)                                  Upon the making of a distribution in respect of RSUs, DSUs, SARs or Dividend Equivalent Rights, the Grantee may, if approved by the Company in its discretion, make a written election to have amounts (which may include Shares) withheld by the Company from the distribution otherwise to be made, or to deliver previously owned Shares (not subject to restrictions hereunder), in order to satisfy the liability for such withholding taxes.  In the event that the Grantee makes, and the Company permits, such an election, any Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes.

17.3                        Withholding Required.

Notwithstanding anything contained in the Plan or the Award Agreement to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Board shall be a condition precedent to the Company’s obligation as may otherwise be provided hereunder to provide Shares to the Participant and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Option, Restricted Stock, RSUs, DSUs, SARs or Dividend Equivalent Rights shall be forfeited upon the failure of the Participant to satisfy such requirements with respect to, as applicable, (a) the exercise of the Option or a SAR, (b) the lapsing of restrictions on the Restricted Stock (or other income-recognition event) or (c) distributions in respect of any RSU, DSU or Dividend Equivalent Right.

18.                               REGULATIONS AND APPROVALS

(a)                                 The obligation of the Company to issue Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board.

(b)                                 The Board may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.

(c)                                  Each grant of Options, Restricted Stock, RSU, DSUs, SARs or Dividend Equivalent Rights (or issuance of Shares in respect of those Awards), or other Award under Section 13 (or issuance of Shares in respect thereof), is subject to the requirement that, if at any time the Board determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Options, Shares of Restricted Stock, RSUs, DSUs, SARs, Dividend Equivalent Rights, other Awards or other Shares, no payment shall be made, or RSUs, DSUs, SARs or Shares issued, or grant of Restricted Stock or other Award made, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Board.

(d)                                 In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Board may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

(e)                                  Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any Award Agreement which, in the good-faith determination of the Company, would result in a material risk of a violation by the Company of Section 13(k) of the Exchange Act.

19.                               INTERPRETATION AND AMENDMENTS; OTHER RULES

The Board may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate.  Without limiting the generality of the foregoing, the Board may (a) determine the extent, if any, to which Options, RSUs, DSUs, SARs or Shares (whether or not Shares of Restricted Stock) or Dividend Equivalent Rights shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (b) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law; and (c) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof.  In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons.  Unless otherwise expressly provided hereunder, the Board, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter.  The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to an Award previously granted without such Participant’s written consent unless such amendments are required in order to comply with applicable laws; provided, however, that the Plan may not be amended without stockholder approval in any case in which amendment in the absence of stockholder approval would cause the Plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule.

20.                               CHANGES IN CAPITAL STRUCTURE

(a)                                 If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Board necessitates action by way of adjusting the terms of the outstanding Awards, then:

(i)                                     the maximum aggregate number and kind of Shares which may be made subject to Options and Dividend Equivalent Rights under the Plan, the maximum aggregate number and kind of Shares of Restricted Stock that may be granted under the Plan, the maximum aggregate number of RSUs, DSUs and other Awards which may be granted under the Plan may be appropriately adjusted by the Board in its discretion; and

(ii)                                  the Board may take any such action as in its discretion shall be necessary to maintain each Participants’ rights hereunder (including under their Award Agreements) so that they are substantially proportionate to the rights existing prior to such event, including, without limitation, adjustments in (A) the number of Options, RSUs, DSUs, SARs and Dividend

Equivalent Rights (and other Awards under Section 13) granted, (B) the number and kind of shares or other property to be distributed in respect of Options, RSUs, DSUs, SARs and Dividend Equivalent Rights (and other Awards under Section 13 as applicable), (C) the Option Price, the base amount of a SAR and RSU Value, and (D) performance-based criteria established in connection with Awards (to the extent consistent with Section 162(m) of the Code, as applicable).

To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to all outstanding Awards, the number of Shares (or units) available under Section 6 shall be increased or decreased, as the case may be, proportionately, as may be determined by the Board in its discretion.

(b)                                 Any Shares or other securities distributed to a Grantee with respect to Restricted Stock or otherwise issued in substitution of Restricted Stock shall be subject to the restrictions and requirements imposed by Section 8, including depositing the certificates therefor with the Company together with a stock power, if applicable, and bearing a legend as provided in Sections 8.2(b) and 8.2(c).

(c)                                  If the Company shall be consolidated or merged with another corporation or other entity, each Grantee who has received Restricted Stock that is then subject to restrictions imposed by Section 8.3 may be required to deposit with the successor corporation the certificates, if any, for the stock or securities, or the other property, that the Grantee is entitled to receive by reason of ownership of Restricted Stock in a manner consistent with Section 8.2(c), and such stock, securities or other property shall become subject to the restrictions and requirements imposed by Section 8.3, and the certificates therefor or other evidence thereof shall bear a legend similar in form and substance to the legend set forth in Section 8.2(c).

(d)                                 The judgment of the Board with respect to any matter referred to in this Section 20 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

21.                               MISCELLANEOUS

21.1                        No Rights to Employment or Other Service.

Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or interfere in any way with the right of the Company and their stockholders, members, directors or officers to terminate the individual’s employment or other service at any time.

21.2                        Right of First Refusal; Right of Repurchase.

At the time of grant, the Board may provide in connection with any grant made under the Plan that Shares received hereunder shall be subject to a right of first refusal pursuant to which the Company shall be entitled to purchase such Shares in the event of a prospective sale of the Shares, subject to such terms and conditions as the Board may specify at the time of grant or (if permitted by the Award Agreement) thereafter, and to a right of repurchase, pursuant to which the Company shall be entitled to purchase such Shares at a price determined by, or under a formula set by, the Board at the time of grant or (if permitted by the Award Agreement) thereafter.

21.3                        No Fiduciary Relationship.

Nothing contained in the Plan (including without limitation Sections 9.5(c) and 11.4), and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its officers or the Board, on the one hand, and the Participant or any other person, on the other hand.

21.4                        Section 409A.

This Plan is intended to comply and shall be administered in a manner that is intended to comply with the requirement of Section 409A of the Code (including the Treasury Department guidance and regulations issued thereunder), and shall be construed and interpreted in accordance with such intent.  If the Board determines that an Award, Award document, payment, transaction or any other action or arrangement contemplated by the provisions of this Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Board specifically provides otherwise, such Award, Award document, payment, transaction or other Award documents will be deemed modified or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Board, in each case without the consent of the Participant.

21.5                        Claims Procedures.

(a)                                 To the extent that the Plan is determined by the Board to be subject to the Employee Retirement Income Security Act of 1974, as amended, the Grantee, or his beneficiary hereunder or authorized representative, may file a claim for payments with respect to RSUs and/or DSUs under the Plan by written communication to the Board or its designee.  A claim is not considered filed until such communication is actually received.  Within 90 days (or, if special circumstances require an extension of time for processing, 180 days, in which case notice of such special circumstances should be provided within the initial 90-day period) after the filing of the claim, the Board will either:

(i)                                     approve the claim and take appropriate steps for satisfaction of the claim; or

(ii)                                  if the claim is wholly or partially denied, advise the claimant of such denial by furnishing to him a written notice of such denial setting forth (A) the specific reason or reasons for the denial; (B) specific reference to pertinent provisions of the Plan on which the denial is based and, if the denial is based in whole or in part on any rule of construction or interpretation adopted by the Board, a reference to such rule, a copy of which shall be provided to the claimant; (C) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the reasons why such material or information is necessary; and (D) a reference to this Section 21.5 as the provision setting forth the claims procedure under the Plan.

(b)                                 The claimant may request a review of any denial of such claim by written application to the Board within 60 days after receipt of the notice of denial of such claim.  Within 60 days (or, if special circumstances require an extension of time for processing, 120 days, in which case notice of such special circumstances should be provided within the initial 60-day period) after receipt of written application for review, the Board will provide the claimant with its decision in writing, including, if the claimant’s claim is not approved, specific reasons for the decision and specific references to the Plan provisions on which the decision is based.

21.6                        No Fund Created.

Any and all payments hereunder to any Grantee shall be made from the general funds of the Company, no special or separate fund shall be established or other segregation of assets made to assure such payments, and the RSUs (including for purposes of this Section 21.6 any accounts established to facilitate the implementation of Section 9.4(c)), DSUs (including for purposes of this Section 21.6 any accounts established to facilitate the implementation of Section 10.4(c)) and any other similar devices issued hereunder to account for Plan obligations do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.  The obligations of the Company under the Plan are unsecured and constitute a mere promise by the Company to make benefit payments in the future and, to the extent that any person acquires a right to receive payments under the Plan from the Company, such right shall be no greater than the right of a general unsecured creditor of the Company.  Without limiting the foregoing, RSUs, DSUs and any other similar devices issued hereunder to account for Plan obligations are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan, and each Grantee’s right in the RSUs, DSUs and any such other devices is limited to the right to receive payment, if any, as may herein be provided.

21.7                        Notices.

All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company.  Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 21.7.

21.8                        Exculpation and Indemnification.

The Company shall indemnify and hold harmless the members of the Board and the members of the Board from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

21.9                        Captions.

The use of captions in this Plan is for convenience.  The captions are not intended to provide substantive rights.

21.10                 Governing Law.

To the extent that State laws shall not have been preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the other laws of the State of Delaware.